EXHIBIT 28(m)5 UNDER FORM N-1A

EXHIBIT 1 UNDER ITEM 601/REG. S-K

EXHIBIT C

to the

Distribution Plan

FEDERATED EQUITY INCOME FUND, INC.

Class R Shares

This Distribution Plan is adopted as of the 13th day of December, 2012, by Federated Equity Income Fund, Inc. with respect to the Class R Shares of the Corporation set forth above.

As compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.50 of 1% of the average aggregate net asset value of the Class R Shares of Federated Equity Income Fund, Inc. held during the month.

Witness the due execution hereof this 1st day of January, 2013.

FEDERATED EQUITY INCOME FUND, INC.

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President